Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of Alder BioPharmaceuticals, Inc. of our report dated March 17, 2014, except for the effects of the reverse stock split described in the last paragraph of Note 1 as to which the date is April 24, 2014, relating to the financial statements of Alder BioPharmaceuticals, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

May 1, 2014